Exhibit 16.1

November 1, 2022

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Ladies and Gentlemen:

We have read the statements concerning our firm contained in Item 4.01 of this Form 8-K of Leader Capital Holdings Corp. dated and filed with the Securities and Exchange Commission on November 2, 2022, and are in agreement with the statements concerning our firm contained in the first, second, third, fourth and fifth paragraphs. We have no basis to agree or disagree with other statements contained therein.

Very truly yours

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China